SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                              BOUNDLESS CORPORATION
             (Exact name of registrant as specified in its charter)

                 Delaware                                    13-3469637
  (State of incorporation or organization)              (I.R.S. Employer
                                                        Identification No.)
100 Marcus Boulevard, P.O. Box 18001
Hauppauge, New York                                            11788
(Address of principal executive offices)                    (Zip Code)

   If this form relates to the             If this form relates to the
   registration of a class of securities   registration of a class of securities
   pursuant to Section 12(b) of the        pursuant to Section 12(g) of the
   Exchange Act and is effective           Exchange Act and is effective
   pursuant to General Information         pursuant to General Information
   A.(c), please check the following       A.(d), please check the following
   box.   [ X ]                            box.   [  ]

Securities  Act  registration  statement file number to which this form relates:
               (If applicable)
--------------

Securities to be registered pursuant to Section 12(b) of the Act:

        Title of Each Class                    Name of Each Exchange on Which
        to be so Registered                    Each Class is to be Registered
        -------------------                    ------------------------------

Common Stock, par value $.01 per share            American Stock Exchange

--------------------------------------      -----------------------------------

Securities to be registered pursuant to Section 12(g) of the Act:


--------------------------------------------------------------------------------
                               (Title of Class)

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                               (Title of Class)

ITEM 1.   Description of Registrant's Securities to be Registered.
          -------------------------------------------------------


COMMON STOCK


         The Company is authorized to issue up to 25,000,000 shares of Common Stock, par value $.01 per share. Holders of shares of Common Stock are entitled to one vote per share on all matters. Holders do not have the right to cumulate their votes in the election of directors and accordingly, the holders of more than 50% of the outstanding shares can elect all of the directors of the Company. The holders of Common Stock have no preemptive or subscription rights. There are no redemption or sinking fund provisions with respect to the Common Stock. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of or provision for liabilities and after satisfaction of the liquidation preference of any shares of Preferred Stock then outstanding.


         Subject to the preferential rights of any Preferred Stock that may at the time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. The Company does not anticipate paying cash dividends in the foreseeable future. The Company's credit facility prevents the Company, and may prevent the Company in the future, from declaring any dividends.


         The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.01 per share. Shares of the Preferred Stock could be issued, without the approval of stockholders, that would have rights with respect to voting, dividends and liquidation that would be adverse to those of the Common Stock. Preferred Stock may be issued from time to time, in one or more series and in any manner permitted by law, as determined from time to time by the Board of Directors. The Preferred Stock may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other special rights and qualifications, limitations or restrictions as the Board of Directors determines. The Board of Directors could approve the issuance of Preferred Stock to discourage attempts by others to obtain control of the Company by merger, tender offer, proxy contest or otherwise by making such attempts more costly to achieve.



ITEM 2.   Exhibits
          --------

         The  following   exhibits  are  filed  as  part  of  this  registration
statement:


Exhibit No.                                      Exhibit
-----------                                      -------

    3.1 Certificate of Incorporation and Certificates of Amendment thereto (incorporated by reference to Exhibit 3.1 to the Issuer's Annual Report on Form 10-K for the year ended December 31, 1997).

    3.2                         By-Laws  (incorporated  by  reference to Exhibit
                                3.2 to the Issuer's Registration Statement on Form S-18 (File No. 33-23296-NY)).

    4 Specimen of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Issuer's Registration Statement on Form S-18 (File No. 33-23296-NY)).




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

         Pursuant of the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                                     BOUNDLESS CORPORATION



Dated:  May 25, 1999                       By            /s/
                                              ----------------------------------
                                              Joseph Gardner,
                                              Vice President-Finance







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